Exhibit 99.1

                                  NEWS RELEASE

For Release:    For Immediate Release
Contact:        Ray Singleton
                (303) 296-3076

                Basic Earth Releases Further Exploration Details

Denver, Colorado, March 9, 2005 - Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that the Company has successfully hydraulically fractured its previously disclosed dual-lateral, horizontal Bakken formation test, the Halvorsen 31X-1. Tubing has been installed and completion operations have been finalized. The well is currently on production and flowing back stimulation fluids and approximately 400 barrels of oil per day. Basic has an approximate 26 percent interest in the well and has prepaid $675,000 for drilling and completion costs. The Halvorsen 31X-1 is operated by Headington Oil, L.P.

Last week's stimulation treatment was performed on only the well's northern lateral; the southern lateral remains shut-in and un-stimulated. The Company and Headington elected to delay stimulation of the southern lateral to allow time to reduce the near-wellbore, formation pressure prior to hydraulically stimulating this second leg. This decision was based on the prevalence of natural fractures encountered while drilling this lateral. When the second lateral is ultimately stimulated, these lower pressures are expected to enhance fracture containment.

"While the fractures in the second lateral are viewed as ultimately advantageous, the partners have elected to take a conservative approach with respect to stimulation. With only one lateral producing, initial production rates will not be as high as other wells in the area," said Ray Singleton, president of Basic. "However, once the second lateral is stimulated, the combined production rate should make up for the lower production rates initially seen from the northern lateral. Therefore, we do not expect cumulative production to be adversely effected and may prove to be positively influenced by the presence of these natural fractures."

Basic is an oil and gas exploration and production company with primary operations in south Texas and in the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Reports on Form 10-QSB for the quarters ended June 30, September 30 and December 31, 2004, in addition to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.